EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
212-829-5770 (o) 917-692-0000 (m)

NETWORK-1 REPORTS FIRST QUARTER 2019 RESULTS

New York, New York May 15, 2019 - Network-1 Technologies, Inc. (NYSE AMERICAN: NTIP), a company specializing in the development, licensing, and protection of its intellectual property assets, today announced financial results for the quarter ended March 31, 2019.

Network-1 had revenue of $606,000 for the three months ended March 31, 2019 as compared to revenue of $19,463,000 for the three months ended March 31, 2018.  The decrease in revenue of $18,857,000 for the three months ended March 31, 2019 was primarily due to revenue of $19,020,000 for the three months ended March 31, 2018 from a fully-paid license related to Network-1's patent litigation settlement with Juniper Networks, Inc. and revenue from sale of its Avaya unsecured bankruptcy claim.  Excluding revenue from Network-1's fully-paid license with Juniper and sale of its Avaya unsecured bankruptcy claim, revenue from royalty bearing licenses for the three months ended March 31, 2019 increased by $33,000 from $443,000 compared to $476,000 for the three months ended March 31, 2019.

Network-1 reported a net loss of $(240,000) or $(0.01) per share (basic) and $(0.01) per share (diluted) for the three months ended March 31, 2019 compared with net income of $8,601,000 or $0.36 per share (basic) and $0.34 per share (diluted) for the three months ended March 31, 2018.  The decrease in net income of $8,841,000 for the three months ended March 31, 2019 was primarily due to income for the three months ended March 31, 2018 associated with increased non-recurring revenue of $19,020,000 from a fully-paid license with Juniper of $12,700,000 and from the sale of Network-1's Avaya claim of $6,320,000, less related costs.

At March 31, 2019, Network-1's principal sources of liquidity consisted of cash and cash equivalents and marketable securities of $52,487,000 and working capital of $52,258,000. Network-1 believes based on its current cash position that it will have sufficient cash to fund its operations for the foreseeable future.

Interest income for the three months ended March 31, 2019 was $301,000 as compared to interest income of $143,000 for the three months ended March 31, 2018 primarily as a result of interest earned on additional investments of $18,047,000 in short-term marketable securities.

In April 2014 and December 2014, Network-1 initiated patent infringement litigation against Google Inc. and YouTube, LLC in the U.S. District Court for the Southern District of New York for infringement of several patents within its Cox Patent Portfolio.  Pursuant to a Joint Stipulation and Order Regarding Lifting of Stays, entered on January 2, 2019, the parties agreed, among other things, that stays with respect to the litigations were lifted.  In addition, Network-1 agreed not to assert certain patent claims which were asserted in the litigation commenced in April 2014 and we were permitted to substitute new claims.  Google also agreed to terminate pending IPR proceedings that were subject to remand by the U.S. Court of Appeals for the Federal Circuit. In January 2019, Network-1's two litigations against Google and YouTube were consolidated.  The Court has set a claim construction hearing for August 26, 2019 and discovery is to be completed by September 30, 2019.

On November 13, 2017, a jury empaneled in the U.S. District Court for the Eastern District of Texas found that certain claims of Network-1's Remote Power Patent were invalid and not infringed by Hewlett-Packard (HP).  On August 29, 2018, the District Court (i) granted Network-1's motion for judgment as a matter of law that its Remote Power Patent is valid, thereby overturning the HP jury verdict of invalidity and (ii) denied Network-1's motion for a new trial on infringement.  Network-1 appealed the District Court's denial of its motion for a new trial on infringement to the U.S. Court of Appeals for the Federal Circuit.  As a result of the HP jury verdict, several of Network-1's largest licensees, including Cisco, Network-1's largest licensee, notified Network-1 in late November 2017 and January 2018 that they will no longer make ongoing royalty payments to Network-1 pursuant to their license agreements.  If Network-1 successfully overturns the District Court order of non-infringement in its appeal to the Federal Circuit, certain licensees of the Remote Power Patent, including Cisco, will be obligated to pay Network-1 ongoing royalties and all royalties that accrued but were not paid following (and prior to) the HP jury verdict in November 2017.

In December 2018, Network-1 agreed to make an investment of up to $5.0 million ($2.5 million of which was invested at the December 2018 closing in ILiAD Biotechnologies, LLC, a development stage biotechnology company with an exclusive license to over thirty-five (35) patents.  On May 2, 2019, ILiAD notified Network-1 that it had received an "allowed to proceed" notice from the FDA permitting ILiAD to advance to the Phase 2b clinical study of its BPZE1 vaccine. ILiAD elected to permit its Class C investors (including Network-1) to bifurcate their tranche 2 commitments such that 40% would be currently due (additional $1,000,000 investment by Network-1 which was made on May 6, 2019) and 60% (additional $1,500,000 investment by Network-1) would be due when ILiAD receives satisfactory safety data from the clinical study.

On December 7, 2016, the Board of Directors of Network-1 approved the initiation of a dividend policy providing for the payment of a regular semi-annual dividend of $0.05 per common share ($0.10 per common share annually) commencing in 2017. Network-1 anticipates paying the semi-annual dividends in March and September of each year.  It is anticipated that the semi-annual regular dividend will continue to be paid through March 2020 (the expiration of Network-1's Remote Power Patent) provided that Network-1 continues to receive royalties from licensees of its Remote Power Patent. On February 11, 2019, the Board of Directors of Network-1 declared a semi-annual cash dividend of $0.05 per common share which was paid on March 25, 2019 to all common stockholders of record as of March 11, 2019.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns sixty-six (66) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1's patent acquisition and development strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $144,000,000 from May 2007 through March 31, 2019. Network-1 has achieved licensing and other revenue of $47,150,000 through March 31, 2019 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission, including, among others, the continued material adverse effect on Network-1's business, results of operation and cash-flow if the District Court order confirming the HP jury verdict finding of non-infringement is not reversed by the Federal Circuit Court of Appeals, the risk that Network-1 will not receive material royalty revenue from licensees of its Remote Power Patent, the uncertainty of Network-1's revenue stream, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in ILiAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

The unaudited condensed consolidated statements of operations and comprehensive income (loss) and unaudited condensed consolidated balance sheet are attached.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

	Three Months Ended March 31
	2019	2018

REVENUE	$606,000	$19,463,000

OPERATING EXPENSES:
Costs of revenue	146,000	7,259,000
Professional fees and related costs	307,000	518,000
General and administrative	488,000	507,000
Amortization of patents	54,000	70,000
Stock-based compensation	144,000	226,000

TOTAL OPERATING EXPENSES	1,139,000	8,580,000

OPERATING INCOME (LOSS)	(533,000)	10,883,000
OTHER INCOME:
Interest income, net	301,000	143,000
Net realized and unrealized gain from investments	23,000	—
Total other income	324,000	143,000

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN
NET LOSSES OF EQUITY METHOD INVESTEE	(209,000)	11,026,000

INCOME TAXES (BENEFIT):
Current	—	2,425,000
Deferred taxes, net	(65,000)	—
Total income taxes (benefit)	(65,000)	2,425,000

INCOME(LOSS)BEFORE EQUITY IN NET LOSS OF EQUITY METHOD INVESTEE:	(144,000)	8,601,000

SHARE OF NET LOSSES OF EQUITY METHOD INVESTEE	(96,000)	—

NET INCOME (LOSS)	$(240,000)	$8,601,000

Net Income (Loss) Per Share
Basic	$(0.01)	$0.36
Diluted	$(0.01)	$0.34

Weighted average common shares outstanding:
Basic	23,745,848	23,807,014
Diluted	23,745,848	25,611,497

Cash dividends declared per share	$0.05	$0.05

NET INCOME (LOSS)	$(240,000)	$8,601,000

OTHER COMPREHENSIVE INCOME (LOSS)
Net unrealized holding gain (loss) on corporate bonds and notes arising during the period, net of tax	110,000	(25,000)

COMPREHENSIVE INCOME (LOSS)	$(130,000)	$8,576,000

Condensed Consolidated Balance Sheet (Unaudited)

Cash and cash equivalents	$21,650,000

Marketable securities, at fair value	$30,837,000

Total current assets	$53,344,000

Total assets	$58,097,000

Total current liabilities	$1,086,000

Total long term liabilities	$8,000

Total stockholders' equity	$57,003,000